Exhibit 10.2

Form of Summary of PSU Terms and Conditions

(Stock)

Eligible Persons	Persons who may be designated from time to time by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Twenty-First Century Fox, Inc. (“21st Century Fox”)
Award

An award of 21st Century Fox Performance Stock Units (“PSUs”), with each representing the right to receive one share of 21st Century Fox’s Class A common stock, par value $0.01 per share (“Class A Common Stock”) in stock. The PSUs will be granted under the 21st Century Fox 2013 Long-Term Incentive Plan (the “LTIP”) and are subject to the terms and conditions set forth in the LTIP.

Performance Period	FY2018-FY2020 3-Year Performance Period (the “Performance Period”)

Performance Metrics	Performance Metric	Target Performance		Maximum Performance

(Target Performance, Maximum Performance and Limitation Adjustment)

Earnings Per Share (“EPS”) Growth – Average

Adjusted EPS growth per fiscal year measured by the sum of the year over year annual growth in each of the three fiscal years of the Performance Period, divided by 3 versus a pre- established target

		[•	]%	[•	]%

Free Cash Flow (“FCF”) Growth – Average Adjusted Free Cash Flow growth per fiscal year measured by the sum of the year over year annual growth in each of the three fiscal years of the performance, divided by 3 versus a pre- established target

		[•	]%	[•	]%

Total Shareholder Return (“TSR”)–21st Century Fox’s 3-year TSR compared with the 3-year TSR of the companies comprising the S&P 500 Index (excluding Financial, Real Estate, and Energy sector companies) at the end of the Performance Period

		[•	]%	[•	]%
	Subtotal	100%		200	%*

* However, in no event may a payout exceed 150% of the PSU Target Number (defined below) the Eligible Person has the opportunity to earn.

The EPS and FCF performance metrics are determined as the percentage growth from 21st Century Fox’s prior year end consolidated results. The TSR performance metric is determined by a measurement at the end of the Performance Period.

Limitation Adjustment – A “limitation adjustment” may be required in some cases to cap the maximum payout at 150% of the PSU Target Number (defined below).

Target Determinations

Within 90 days of the beginning of each Performance Period, the Compensation Committee will establish, for each of the performance metrics, performance ranges and payout ranges for the Performance Period. At such time, unless already set forth in an applicable employment agreement, the Compensation Committee will determine the target opportunity for each Eligible Person expressed as a dollar value (the “PSU Target Value”). The PSU Target Value will be converted into a target number of PSUs based on the 20 trading day average closing price of the Class A Common Stock ending on [●] (the “PSU Target Number”). Such performance metrics’ performance ranges, payout ranges, and PSU Target Value will be conveyed in writing to each applicable Eligible Person within 90 days of the beginning of each Performance Period.

Performance Determination

As soon as practicable following the end of the Performance Period, the Compensation Committee will compute the average of the annual EPS and FCF performance metrics for each of the three applicable fiscal years and determine the final performance metric for each of the three performance metrics, which, because of the Limitation Adjustment described above, cannot exceed 150% of the PSU Target Number (the “Final Performance Metric”). The Compensation Committee will then certify the achievement of the results for the Performance Period.

All performance metrics may be adjusted as the Compensation Committee deems appropriate (i) to exclude the effect of items considered to be of an unusual nature or of a type that indicates infrequency of occurrence, discontinued operations and changes in accounting and (ii) to reflect such other facts as the Compensation Committee deems appropriate so as to reflect the performance metric and not distort the calculation of the performance metric, provided that any such adjustment will be in compliance with Section 162(m).

Payment

Subject to the Condition to Payment of PSUs described below, at the end of the Performance Period, each Eligible Person will be credited with the number of PSUs determined by multiplying the PSU Target Number by the Final Performance Metric (the “Final PSU Credits”). Each Eligible Person will then receive, on the Payment Date, a number of shares of the Company’s Class A Common Stock equal to the Final PSU Credits, subject to the limitations set forth in the LTIP. The “Payment Date” shall be [●] or the business day closest to [●]. Thus, the Final PSU Credits reflect, for each Eligible Person, both Company performance and any change in the value of the Company’s Class A Common Stock over the three-year Performance Period.

Condition to Payment of PSUs

The Payment of shares of Class A Common Stock with respect to the PSUs to each Eligible Person is subject to the attainment of one or more pre-established objective performance measures that shall be determined by the Compensation Committee within 90 days of the beginning of the Performance Period (the “PSU Performance Condition”). If the PSU Performance Condition is met, the actual number of PSUs to be awarded shall be determined by multiplying the PSU Target Number by the Final Performance Metric as described herein subject to the maximum limitation contained in the LTIP.

Dividend Equivalents

Each Eligible Person is entitled to receive Dividend Equivalents (as defined in the LTIP) for each regular cash dividend on the Class A Common Stock paid by 21st Century Fox (each, a “Dividend”) during the Performance Period. The number of Dividend Equivalent Units (as defined below) to be credited will be calculated at the end of the Performance Period when the Final PSU Credits have been determined by multiplying the Final PSU Credits by the applicable Class A Dividend rate and dividing by the applicable closing price of Class A Shares on each Class A Dividend payment date over the Performance Period.  For purposes of this calculation, each Dividend Equivalent credited during the Performance Period will be deemed to have been reinvested into additional PSUs (“Dividend Equivalent Units”) as of the Dividend payment date and added to the Final PSU Credits when determining any subsequent Dividend Equivalents during the Performance Period. Any such Dividend Equivalent Units shall be subject to the same terms and conditions which apply to the underlying PSUs and will convert to shares of Class A Common Stock, if at all, on the Payment Date, only to the extent that the underlying PSUs have been earned

Impact of Termination During a Performance Period

Unless set forth in an applicable employment agreement or otherwise provided by the Compensation Committee, in its sole discretion, the following provisions shall apply to the PSUs:

Except as otherwise provided below, upon any type of termination during the Performance Period, the entire Award will be forfeited.

In the event of termination by the Company for Cause (as may be defined in an applicable employment agreement), the Eligible Person shall be entitled to receive a pro-rata portion of any Award that would have been paid had no termination occurred based on the number of days the Eligible Person was employed by the Company during the Performance Period. Such Award shall be payable when such Award would have been paid had no termination occurred.

In the event of termination by the Company without Cause (as may be defined in an applicable employment agreement), including by a non-renewal of the Eligible Person’s employment agreement, termination upon Retirement, or termination due to death or Disability (as defined below), an Eligible Person shall be entitled to receive the full value of any Award at the end of the Performance Period as if no termination had occurred and such Award shall be payable when such Award would have been paid had no termination occurred. Notwithstanding the foregoing, in order to be eligible to receive payment in the event of a termination upon Retirement, such Retirement must occur within the second or third fiscal years of the Performance Period.

“Disability” shall mean an Eligible Person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Retirement” shall mean the resignation or termination of employment by the Eligible Person after attainment of age 60 with ten years of service with the Company or any of its affiliates so long as the Eligible Person is not then employed by another company.

Impact of the Disney Transaction

21st Century Fox has entered into that certain Agreement and Plan of Merger, dated as of December 13, 2017, among 21st Century Fox, The Walt Disney Company (“Disney”), TWC Merger Enterprises 2 Corp. and TWC Merger Enterprises 1, LLC (the “Merger Agreement”), which describes certain proposed transactions (the “Transactions”), including the spin-off of certain 21st Century Fox businesses into a separate entity (“SpinCo”) and the acquisition of the remaining businesses by Disney. Following the completion of the Transactions, all references in these terms and conditions to 21st Century Fox and the Compensation Committee shall instead refer to the applicable successor entity, as the context requires and all references to an Eligible Person’s employment by 21st Century Fox shall instead refer to such Eligible Person’s employment by Disney or SpinCo, as applicable (in each case, the “Employer”).

Notwithstanding anything to the contrary set forth in these terms and conditions, in the Transactions, it is intended that the target number of PSUs will be converted into time-based SpinCo equity awards if an Eligible Person’s employment transfers to SpinCo or time-based Disney equity awards if an Eligible Person’s employment transfers to Disney. The SpinCo equity awards and Disney equity awards, as applicable, will continue to vest subject to an Eligible Person’s continued employment with the Employer and may be settled in either stock or in cash.

Although the treatment of the PSUs in the Transactions is anticipated to be as described above, such treatment shall in all events be subject to the relevant terms of the Merger Agreement as it may be amended from time to time, and if the provisions of the Merger Agreement relating to treatment of 21CF equity awards are amended, such amended treatment shall apply.

Notwithstanding anything to the contrary set forth in any employment agreement with 21st Century Fox or any Affiliate or the section entitled “Impact of Termination During a Performance Period” above, in the event that an Eligible Person’s employment is terminated at any time following the completion of the Transactions by such Eligible Person for Good Reason (as defined below) or by the Employer without Cause (as may be defined in an applicable employment agreement), the Eligible Person’s equity awards will fully vest on the date of such termination and the Eligible Person will receive shares of Disney common stock, SpinCo common stock or cash, as applicable, on the Payment Date.

For purposes of these terms and conditions, “Good Reason” shall mean (i) “good reason” as such term or a similar term is defined in any employment agreement that is in effect between an Eligible Person and the Employer or (ii) the occurrence of any of the following without an Eligible Person’s written consent: (A) a material diminution of the Eligible Person’s authority, duties, or responsibilities; (B) a decrease in the Eligible Person’s base salary or target incentive compensation opportunity; or (C) the relocation by more than fifty (50) miles of the Eligible Person’s primary place of employment.

Definitions

“Adjusted Net Income” shall be determined by adjusting Net Income by eliminating the effect on Net Income of the following items, which will apply equally to income and losses from “Associated Entities” (as that term is used in 21st Century Fox’s audited consolidated financial statement (the “Financial Statements”) included in Net Income (the “Adjustments”)) - (i) non-cash intangible asset impairment charges and write downs on investments to realizable values; (ii) gains or losses on the sale or other disposition of businesses or investments; (iii) items considered to be of an unusual nature or of a type that indicates infrequency of occurrence; (iv) the impact of changes in accounting in the fiscal year of such change (with the intent being to measure Adjusted Net Income in each Fiscal Year on the same bases of accounting); (v) costs of material business restructurings, reorganizations and relocations (includes severances, shut down, asset write-offs – whether immediately recognized or the incremental impact of accelerated charges over the restructuring period); and (vi) gains and losses from capital and debt issuances and retirements. To the extent consistent with Section 162(m), the determination may reflect such other adjustments as the Compensation Committee deems appropriate to reflect the performance metric so as to not distort the calculation of the performance metric.

“Earnings Per Share” is calculated by dividing Adjusted Net Income by the number of shares of stock (or stock equivalents) of the combined classes of 21st Century Fox’s common stock utilized in the Financial Statements for the respective fiscal year in determining diluted earnings per share, after adjusting for new share issuances and the effect of corporate reorganizations such as stock splits.

“Free Cash Flow” is defined as operating income before depreciation and amortization, less cash interest, operating taxes paid, working capital requirements and capital expenditures, plus distributions/dividends received and non-cash compensation expense, all determined from continuing operations. Comparable adjustments made to Net Income in accordance with the definition of Adjusted Net Income will be made to Free Cash Flow to the extent they impact Free Cash Flow.

“Net Income” for each fiscal year shall be determined in accordance with United States generally accepted accounting principles and will be such amount reported as Net Income in the Financial Statements.

“Total Shareholder Return” is calculated as the change in value of the Company’s weighted average of the share price of the Company’s Class A Common Stock and Class B common stock, par value $0.01 per share, as quoted on the NASDAQ Global Select Market over the Performance Period.

Weighted Average TSR = (Weighted Class A TSR plus Weighted Class B TSR) divided by 2.

Weighted Class A TSR = (((share price of the Class A Common Stock at the end of the 3-year Performance Period minus the share price of the Class A Common Stock at the beginning of the three-year Performance Period) plus dividends reinvested) divided by the share price of the Class A Common Stock at the beginning of the three-year Performance Period) multiplied by the shares outstanding of the Class A Common Stock.

Definitions (continued)

Weighted Class B TSR = (((share price of the Class B Common Stock at the end of the 3-year Performance Period minus the share price of the Class B Common Stock at the beginning of the three-year Performance Period) plus dividends reinvested) divided by the share price of the Class B Common Stock at the beginning of the three-year Performance Period) multiplied by the shares outstanding of the Class B Common Stock.

Share price is determined using the 20 trading day average closing price up to the last trading day on or prior to [●]. Shares outstanding is determined on the last trading day on or prior to June 30 at the end of the Performance Period.